Filed Pursuant to Rule 424(b)(7)

Registration No. 333-146587

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED NOVEMBER 28, 2007

6,249,995 Common Units

ATLAS PIPELINE HOLDINGS, L.P.

This prospectus supplement supplements information contained in the prospectus dated November 28, 2007 covering resale by certain selling unitholders of up to 6,249,995 of our common units. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Our common units are listed on the New York Stock Exchange under the symbol “AHD”. On December 27, 2007, the last reported sale price of our common units on the New York Stock Exchange was $26.81 per unit.

Investing in our common units involves risk. See “Risk Factors” beginning on page 4 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 28, 2007.

The information in the table appearing under the caption “Selling Unitholders” in the prospectus is supplemented by adding the information below. The information is based solely on information provided to us by or on behalf of the selling unitholders on or prior to December 27, 2007:

Name of selling unitholder	Number of common units owned before the offering	Number of common units being registered	Number of common units owned after the offering(1)	Percentage of common units owned after the offering
Elliot Associates, L.P.(2)	82,118	77,778	4,340	*

Elliott International, L.P. (3)	119,427	116,667	2,760	*
*	Less than 1%.

(1)	Assumes the selling unitholder sells all of the common units he or it is offering pursuant to this prospectus.

(2)	Elliott Associates, L.P. has sole power with respect to the securities owned by it. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company controlled by Mr. Singer, are the general partners of Elliott Associates, L.P.

(3)	Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the general partner of Elliott International, L.P. Elliott International Capital Advisors, Inc., the investment manager of Elliott International, L.P., which is also controlled by Mr. Singer, has shared power to direct the voting and disposition of securities owned by Elliott International, L.P.